Exhibit 10.39

February 1, 2004

Employment Agreement between Heritage Oaks Bank and Lawrence P. Ward

1.               Three year agreement calling for continued employment as President and CEO of Heritage Oaks Bank and Heritage Oaks Bancorp through 1-31-2007.  This agreement will automatically renew each year from the anniversary date unless either party gives written notice to the contrary no less than 60 days from the Anniversary date.

2.               Annual base salary for year 2004, $230,000.00.  Bonus for 2003 to be paid in 2004 is $102,500.

3.               Continued participation in the performance based bonus plan, approved annually by the Board of Directors.

4.               Continued participation in the bank sponsored 401-K plan.

5.               Continued participation in the executive salary continuation plan, which was established in 1994 and as increased in year 2001.

6.               Payment of life insurance policy premiums of $121.90 per month on $100,000. Policy as is currently being done.

7.               Auto to be provided by the bank with bank covering all associated costs to operate.  In the event of a change of control, see auto section as outlined in #9 below.

8.               Continued participation in any other compensation program established by the bank or its parent holding company that is offered to any other employee of the organization.

9.               The Board may terminate this agreement at any time with or without cause, provided that if terminated without cause, Mr. Ward would be entitled to severance pay equal to one year annual base salary in effect at the date of termination, plus an additional amount sufficient to pay for insurance coverage and automobile expenses for a period of one year.  In the event of termination during or after a merger or change in control, Mr. Ward would be entitled to severance pay equal to two years base salary in effect at the date of termination, plus an additional amount sufficient to pay for insurance coverage for a period of one year from the date of termination, and the auto provided by the bank to Mr. Ward be transferred into his name at the time of termination.  The sales tax calculation for the transfer of the auto would be based on the depreciated value of the auto as it then appears on the bank’s books.  In the event of a change of control where Mr. Ward is offered subsequent employment, Mr. Ward would be entitled to severance pay equal to 2 years annual base salary if he is terminated or quits for good cause.  Events that are considered good cause include but are not limited to, reduction in title, compensation, demotion, expanded traveling, etc.

10.         Grant an additional 20,000 shares of Heritage Oaks Bancorp stock options out of the 1997 stock option plan with a strike price based on the current market price on the date of grant.

Approved by the Board of Directors		Accepted

By:		By:
	Dr. B. R. Bryant	Lawrence P. Ward
	Chairman	President, CEO
Date		Date